Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Solexa, Inc for the registration of shares of its common and preferred stock, debt securities, warrants and units with a total value of up to $100,000,000 and to the incorporation by reference therein of our report dated May 13, 2005, with respect to the consolidated financial statements of Solexa, Inc. as of December 31, 2004 and for the two years then ended included in its Annual Report (Form 10-K) for the fiscal year ended December 31, 2005, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Cambridge, England
May 16, 2006